Adamis Pharmaceuticals Corp. 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports Full Year 2021 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 2 p.m. PT / 5 p.m. ET

SAN DIEGO, March 31, 2022 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for allergy, opioid overdose, respiratory and inflammatory disease, today announced financial results for the year ended December 31, 2021.

“We managed to achieve all of our internal objectives for 2021,” stated Dennis J. Carlo, Ph.D., President and Chief Executive Officer of Adamis Pharmaceuticals. “Included among them, we began enrolling patients in a Phase 2/3 clinical trial evaluating Tempol as a treatment of COVID-19, resubmitted our NDA for ZIMHI and subsequently received FDA approval.”

Product and Pipeline Updates and Other Corporate Developments

ZIMHI

•	In October 2021, the U.S. FDA approved ZIMHI TM (naloxone HCL Injection, USP) 5 mg/0.5 mL for the treatment of opioid overdose.

•	Drug overdoses are now the leading cause of death for Americans under age 50. Powerful synthetic opioids, like fentanyl and its analogues, are responsible for approximately 85% of all opioid overdose related deaths in the U.S.

•	According to the Centers for Disease Control and Prevention (CDC), drug overdoses resulted in over 100,000 deaths in the U.S. during the 12-month period ending April 2021, which was a 29% increase over the prior year.

•	Earlier today, Adamis and our U.S. commercial partner, US WorldMeds, jointly announced the nationwide commercial launch of ZIMHI.

SYMJEPI

•	Despite the challenges posed by the pandemic and related lockdowns, Symphony Health data indicates SYMJEPI retail scripts increased approximately 115% and total unit sales increased approximately 124% in 2021, compared to the same period of 2020.

•	On March 21, 2022, Adamis announced a voluntary recall of certain lots of SYMJEPI. The recall is being conducted with the knowledge of the FDA.

•	Manufacturing of SYMJEPI is on hold pending the results of an investigation currently underway to determine the root cause. The Company anticipates a resolution and resumption of manufacturing after the investigation is completed and any issues are satisfactorily addressed.

TEMPOL

•	In September 2021, the first patient was enrolled into the Company’s ongoing Phase 2/3 clinical trial of Tempol as a treatment for COVID-19. As of today, 140 patients have been enrolled in the clinical trial.

•	On March 11, 2022, the Data Safety Monitoring Board (DSMB) overseeing the Tempol trial met to evaluate the clinical and safety data from the first planned interim analysis. Following their evaluation, the DSMB recommended that the study continue without modification.

•	In addition to the work in COVID, the Company is exploring additional indications for the use of Tempol including, but not limited to the treatment of asthma, long COVID and methamphetamine use disorder.

US COMPOUNDING

•	During July 2021, the Company sold assets relating to its US Compounding human compounding pharmacy business. Adamis expects to receive monthly payments over a 12-month period in an amount equal to one to two times the amount collected for sales of products to certain identified customers included in the sale.

•	The Company is continuing a process of selling or otherwise disposing of the remaining assets of US Compounding.

Financial Results

Despite the significant increase in retail scripts for, and unit sales of, SYMJEPI in 2021 compared to 2020, reported net revenues from continuing operations for the year ending December 31, 2021 were $2.2 million compared to $2.8 million in 2020, reflecting the effect and impact of a $2.0 million reserve reflected in the Company’s financial statements related to the SYMJEPI recall.

As a result of the SYMJEPI voluntary recall in March, we have reserved approximately $2.0 million as a reduction of revenue for the year ended 2021. The company may recover some or all of the cost of the recall from certain third parties under the terms our manufacturing agreements, but the amount of the cost and recovery cannot be determined at this time.

Selling, general and administrative expenses for the years ending December 31, 2021 and 2020 were $16.1 million and $20.1 million, respectively. The decrease was primarily attributable to the reduction in expenses related to legal, compensation related to employee terminations, including forfeitures of stock compensation, and depreciation and amortization.

Research and development expenses were approximately $11.3 million and $8.0 million for the years ending December 31, 2021 and 2020, respectively. The increase in R&D expense was primarily due to development costs related to ZIMHI and Tempol.

Net loss from discontinued operations for the twelve months ended December 31, 2021, and 2020 was $11.2 million and $13.5 million, respectively. The decrease in loss was primarily due to the offset by the gain from the sale of assets.

Cash and equivalents as of December 31, 2021, totaled approximately $23.2 million. In 2022, the Company expects to receive additional proceeds resulting from amounts payable to Adamis pursuant to the sale of certain of the USC assets to Fagron and from the disposition of the remaining USC assets which includes the land, the building, the machinery and the equipment.

Conference Call

Adamis will host a conference call and live webcast today, March 31, 2022, at 2 p.m. PT (5 p.m. ET) to discuss its financial and operating results for the year ended December 31, 2021, as well as provide an update on business developments and activities.

U.S. Dial-in (Toll Free): 1-877-423-9813

Toll/International Dial-in: 1-201-689-8573

Conference ID: 13727967

A live audio webcast of the conference call will also be available via this link – https://viavid.webcasts.com/starthere.jsp?ei=1515468&tp_key=857fdc0361. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI™ (naloxone) Injection product is approved for the treatment of opioid overdose. Tempol is in development for the treatment of patients with COVID-19 and a Phase 2/3 clinical trial is underway. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company's beliefs concerning the ability of its products and product candidates to compete successfully in the market; the Company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the Company’s ability to successfully commercialize the products and product candidates, itself or through commercialization partners; the timing of the commercial launch of our ZIMHI product; future development and regulatory actions concerning the Company’s product candidates; the Company’s beliefs concerning the results of any future studies or clinical trials that the Company may conduct relating to Tempol or its other products or product candidates; the Company’s beliefs concerning the anticipated completion dates for clinical trials; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; the Company’s expectations concerning future growth; expectations and statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. We may not achieve one or more of the target future milestones or achievements described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. Statements in this press release concerning future events depend on several factors beyond the Company's control, including the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

robert.uhl@westwicke.com